Exhibit 99.1

[TOUSA Logo]	Company Contacts:
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Withdraws Common Stock Offering

HOLLYWOOD, Fla., August 11, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that the Company and its majority shareholder have decided not to proceed at this time with its previously announced common stock offering due to market conditions.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first- time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.